Exhibit 15.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 16, 2018

Petróleo Brasileiro S.A.

Av. República do Chile 330

9th Floor – Centro

CEP 20031-170

Rio de Janeiro – RJ-Brazil

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Glossary of Certain Terms Used in this Annual Report,” “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Regulation of the Oil and Gas Industry in Brazil–Assignment Agreement (Cessão Onerosa) and Global Offering,” “Item 4. Information on the Company–Internal Controls over Proved Reserves,” and “Item 19–Exhibits” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras (Petrobras) for the year ended December 31, 2017 (the Annual Report). We further consent to the inclusion of our two reports of third party dated February 28, 2018 (our Reports), as Exhibit No. 99.1 in the Annual Report. The first report of third party dated February 28, 2018, contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, condensate, natural gas, and oil equivalent reserves, as of December 31, 2017, of certain properties that Petrobras has represented that it owns onshore and offshore Brazil. The second report of third party, dated February 28, 2018, contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved crude oil, condensate, natural gas, and oil equivalent reserves, as of December 31, 2017, of certain properties that Petrobras has represented that it owns in the United States Gulf of Mexico.

We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-206660 and 333-206660-01, of Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V. under the heading “Experts,” and to the incorporation by reference to the references to our firm contained in the Annual Report of Petrobras on Form 20-F for the year ended December 31, 2017, under the headings “Glossary of Certain Terms Used in this Annual Report,” “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Additional Reserves and Production Information–Internal Controls over Proved Reserves,” and “Item 19–Exhibits,” and to the inclusion of our Reports as Exhibit 99.1 in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716